Exhibit 99.1

FOR FURTHER INFORMATION, CONTACT:	MEDIA INQUIRIES, CONTACT:

John Bacon Vice President, Marketing Cole Real Estate Investments, Inc. john.bacon@ColeREIT.com	Great Ink Communications 212.741.2977 Eric Waters | eric.waters@greatink.com Tom Nolan | tom@greatink.com

Jessica Thorsheim Director, Investor Relations Cole Real Estate Investments, Inc. investorrelations@ColeREIT.com 877.405.2653

Cole Real Estate Investments, Inc. Announces Final Results of its

Modified Dutch Auction Tender Offer

PHOENIX, AZ: (August 15, 2013) – Cole Real Estate Investments, Inc. (NYSE: COLE) (the “Company”) announced today the final results of its modified “Dutch auction” tender offer to purchase for cash up to $250 million in value of its shares of common stock (the “Common Stock”) on the terms and subject to the conditions described in its Offer to Purchase dated June 20, 2013, which expired at 5:00 p.m., New York City time, on August 8, 2013. Goldman, Sachs & Co. and Lazard Frères & Co. LLC acted as the dealer managers for the tender offer.

Based on the final count by The Colbent Corporation, the paying agent and depositary for the tender offer, a total of 276,851,310 shares of Common Stock were properly tendered and not properly withdrawn at the final purchase price of $12.25 per share, including 26,381,194 shares of Common Stock that were tendered through notice of guaranteed delivery. In accordance with the terms and conditions of the tender offer, and based on the final count by the paying agent and depositary, the Company will accept for purchase 20,408,163 shares of Common Stock properly tendered and not properly withdrawn prior to the expiration of the tender offer at a purchase price of $12.25 per share, for an aggregate cost of approximately $250 million, excluding fees and expenses relating to the tender offer.

Due to the oversubscription of the tender offer, stockholders who tendered and did not properly withdraw shares of Common Stock in the tender offer at the purchase price of $12.25 per share will have approximately 7.26% of their tendered shares of Common Stock purchased on a pro rata basis by the Company (other than “odd lot” holders, whose shares of Common Stock will be purchased on a priority basis).

Payment for the shares of Common Stock accepted for purchase under the tender offer, and return of all other shares of Common Stock tendered and not purchased, will occur promptly, in accordance with applicable law.

Based on this final count, the 20,408,163 shares of Common Stock to be accepted for purchase in the tender offer represent approximately 4.2% of the Company’s currently outstanding shares of Common Stock. Upon settlement of the tender offer, the Company will have approximately 469,400,012 shares of Common Stock outstanding.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company.

About Cole Real Estate Investments, Inc.

Cole Real Estate Investments, Inc. (NYSE: COLE) is an industry-leading net-lease REIT that acquires and manages real estate assets leased long-term to a high-quality, diversified tenant base. Since 1979, Cole has leveraged its deep relationships, efficiencies of scale and rigorous operational processes to acquire and actively manage retail, office and industrial properties. As of June 30, 2013, Cole Real Estate Investments had total assets of $7.9 billion, which included 1,014 properties representing approximately 44 million square feet of commercial real estate in 48 states. Cole’s private capital management business, Cole CapitalTM, is a leading sponsor of non-listed REITs. According to industry reports from Robert A. Stanger & Co., Cole is the only non-listed REIT sponsor to rank in the top three for annual capital raised each of the past five years.

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements. Words such as “may,” “will,” “intends,” “would,” “could,” “should” or comparable words, variations and similar expressions are intended to identify forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this press release. We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this press release. Except as required by law, we undertake no obligation to update or revise forward-looking statements to reflect future changes or events.

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